CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 29, 2022, relating to the financial statements and financial highlights of CrossingBridge Low Duration High Yield Fund, CrossingBridge Responsible Credit Fund, CrossingBridge Ultra-Short Duration Fund, and CrossingBridge Pre-Merger SPAC ETF, each a series of Trust for Professional Mangers, for the year ended September 30, 2022, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and under the headings in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
January 24, 2023

C O H E N & C OMP A N Y , L T D.
800.229.1099 | 866.818.4535 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board